EXHIBIT 99.1
CONTANGO OIL & GAS COMPANY
NEWS RELEASE
Contango Announces $50 Million Credit Agreement and Updates Operations
     OCTOBER 3, 2008 — HOUSTON, TEXAS — Contango Oil & Gas Company (AMEX: MCF) announced today that it has completed the arrangement of a $50 million Hydrocarbon Borrowing Base secured revolving credit agreement with Guaranty Bank (the “Credit Agreement”). The Credit Agreement will be available to fund the Company’s offshore Gulf of Mexico exploration and development activities, as well as repurchase shares of common stock, pay dividends, and to fund working capital as needed. Borrowings under the Credit Agreement bear interest at LIBOR plus 2.0%. The principal is due October 3, 2010, and may be prepaid at any time with no prepayment penalty. An arrangement fee of 0.5%, or $250,000, was paid in connection with the facility and a commitment fee of 0.5% will be paid on unused borrowings.
     Our four State of Louisiana (“Mary Rose”) wells are currently producing at a combined 8/8ths rate of approximately 150 million cubic feet equivalent per day (“Mmcfed”) (56 Mmcfed net to Contango). We expect to be back to our pre-Hurricane Gustav and Ike 8/8ths level of 200 Mmcfed (75 Mmcfed net to Contango) within the next week. In addition, we are laying a pipeline from our Dutch #1 well to our EI-11H platform that will allow us to flow our Dutch #1 well even when we are otherwise unable or limited due to constraints at, or downstream of, the EI-24 platform. The gathering pipelines for Dutch #1 and our Eloise #1 wells are expected to be completed prior to the end of October and are expected to flow at 8/8ths rates of 35 to 40 Mmcfed (13 to 15 Mmcfed net to Contango) and 5 to 10 Mmcfed (1 to 3 Mmcfed net to Contango), respectively.
     Production at our three Eugene Island 10 (“Dutch”) wells is currently shut-in as the third-party downstream gas plant that processes our gas is undergoing repairs as a result of damage incurred from Hurricane Ike. It is currently expected the repairs to the plant will be completed and we will be able to resume our Dutch production around mid-November 2008. Prior to Hurricanes Gustav and Ike, we were flowing approximately 110 Mmcfed (42 Mmcfed net to Contango) and anticipate returning to that level of production at that time.
     Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said, “Guaranty Bank stepped up and provided the exact right credit facility for Contango in the midst of the most difficult credit markets in my 36 year career. Kudos to them and Contango. The Company has approximately $51.0 million of cash, no debt, and thus $101.0 million of readily available liquidity. To date we have repurchased 186,954 shares of our common stock, or more than 1% of our previously 17.7 million fully diluted shares, for an aggregate amount of approximately $10.0 million, at an average price of $53.48 per share. Using our June 30, 2008 reserve report of 369 billion cubic feet equivalent of natural gas reserves, we have purchased debt free, high gross margin (our all-in lease operating expenses for FY 2008 was $0.62 per Mcfe), proved developed reserves, i.e. no PUDs, at a cost of approximately $2.45 per Mcfe.”
     Mr. Peak continued, “We expect to begin drilling the first of our four wildcat exploration prospects, West Delta 77 (“Devil’s Elbow”), by the end of the month. The costs, working interests and net revenue interests for our four wildcat exploration projects and two rate acceleration wells are as follows:

Prospect	Name	DHC (8/8ths)	DHC WI	NRI
West Delta 77	Devil's Elbow	$6,000,000	100.00%	70.52%
Ship Shoal 263	Nautilus	$20,000,000	100.00%	72.78%
Eugene Island 56	High Country West	$12,000,000	100.00%	61.04%
Eugene Island 56	High Country East	$12,000,000	100.00%	61.04%
Dutch #4	Rate Acceleration	$15,000,000	47.05%	38.12%
Mary Rose #5	Rate Acceleration	$15,000,000	53.21%	38.67%

		$80,000,000
We are currently drilling our Dutch #4 well. Upon completion of Dutch #4, we will move the rig to drill our Mary Rose #5 well, and then to drill our two exploration wells on Eugene Island 56.”
     Mr. Peak concluded, “Our stock, like every other independent E&P stock has fallen dramatically in the last month. No doubt in part as a result of the fall in natural gas and oil prices, as well as the financial fear that is sweeping Wall Street and Main Street. Our morale and mission at Contango remain unchanged. We come to work every day enthusiastic and focused on creating value per share. Good luck to all in these difficult times.”
     Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.
     This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com